EXHIBIT 10.5

EXECUTION VERSION

Expense Holiday Agreement

This Expense Holiday Agreement (the “Agreement”) is made as of October 29, 2025 (the “Agreement Date”), by and among PennantPark Private Income Fund, a Delaware statutory trust (the “Company”), and PennantPark Private Income Fund Advisers, LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company has retained the Investment Adviser to furnish investment advisory services to the Company on the terms and conditions set forth in the investment advisory management agreement, dated October 29, 2025, entered between the Company and the Investment Adviser, as may be amended or restated (the “Investment Advisory Management Agreement”); and

WHEREAS, the Company and the Investment Adviser have determined that it is appropriate and in the best interests of the Company that the Company will only bear up to $1,500,000 (the “Organization and Offering Cap”) of Organization Expenses (as such term is defined herein) and Offering Expenses (as such term is defined herein, and collectively with Organization Expenses, the “Organization and Offering Expenses”) if the Company receives $300,000,000 in gross proceeds from the sale of shares, excluding shares purchased by the Investment Adviser and by the Company’s directors and officers (the “Reimbursement Hurdle”). For avoidance of doubt any Organization and Offering Expenses above the Organization and Offering Cap will be borne by the Investment Adviser.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Adviser Expense Payments to the Company

(a)

Prior to the Second Anniversary Date, the Investment Adviser shall pay the Organization and Offering Expenses borne by the Company up to the Organization and Offering Cap on the Company’s behalf (each such payment, a “Required Expense Payment”). For purposes of this Agreement, the term “Organizational Expenses” includes, without limitation, the cost of formation, including legal fees related to the creation and organization of the Company and its subsidiaries, its and their related documents of organization and the Company’s election to be regulated as a business development company and the preparation of the Company’s Registration Statement on Form 10, and the term “Offering Expenses” includes, without limitation, expenses related to the Company’s offerings, printing and other offering and marketing costs, including the fees of professional advisors, as well as the expenses of the Investment Adviser in negotiating and documenting other arrangements with the initial investors in the Company.

(b)

The Investment Adviser’s obligation to make a Required Expense Payment shall automatically become a liability of the Investment Adviser and the Company’s right to receive a Required Expense Payment shall be an asset of the Company on the last calendar day of the applicable quarter which any Required Expense Payment is made. Any Required Expense Payment shall be paid by the Investment Adviser to the Company or on the Company’s behalf in any combination of cash or other immediately available funds and/or offset against amounts due from the Company to the Investment Adviser or its affiliates at the request of the Company.

2. Reimbursement of Expense Payments by the Company

(a)

Within 90 days following the later of the (i) Second Anniversary Date or (ii) the Company meeting the Reimbursement Hurdle, or such later date as determined by the Investment Adviser in its sole discretion (the “Reimbursement Date”), the Company shall reimburse the Investment Adviser for Organizational and Offering Expenses up to the Reimbursement Cap (the “Reimbursement Payment”).

(b)	The Investment Adviser may waive its right to receive all or a portion of any Reimbursement Payment under this Agreement.

3. Termination and Survival

(a)	This Agreement shall become effective as of the Agreement Date.

(b)

This Agreement may be terminated with thirty (30) days written notice, without the payment of any penalty, by the Company or the Investment Adviser at any time, with or without notice. This Agreement will also terminate automatically upon the termination of the Investment Advisory Management Agreement unless a new investment advisory management agreement with the Investment Adviser (or with an affiliate under common control with the Investment Adviser) becomes effective upon such termination.

(c)

Sections 1 and 2 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Investment Adviser.

4. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)

This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

(d)

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

(e)

If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

(f)	The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Investment Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PENNANTPARK PRIVATE INCOME FUND

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

PENNANTPARK PRIVATE INCOME FUND ADVISERS, LLC

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

[Signature Page to Expense Holiday Agreement]